AMENDED AND RESTATED
SECOND EXECUTIVE SUPPLEMENTAL RETIREMENT
INCOME AGREEMENT
FOR THOMAS SCHNEIDER

PATHFINDER BANK

Amended and Restated Effective January 1, 2005

Financial Institution Consulting Corporation
700 Colonial Road, Suite 260
Memphis, Tennessee 38117
WATS: 1-800-873-0089
FAX: (901) 684-7411
(901) 684-7400

AMENDED AND RESTATED SECOND EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT FOR THOMAS SCHNEIDER

This Amended and Restated Executive Supplemental Retirement Income Agreement (the “Agreement”) updates and revises the Restated Executive Supplemental Retirement Income Agreement (the “Original Agreement”) for Thomas Schneider (the “Executive”), which was originally effective as of September 1, 1998.  The Bank has herein amended and restated the Agreement with the intention that the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  Any reference herein to the “Holding Company” shall mean Pathfinder Bancorp, Inc. and any reference herein to the “Mutual Holding Company” shall mean Pathfinder Bancorp, M.H.C.

WITNESSETH:

WHEREAS, the Executive is employed by the Bank; and

WHEREAS, the Bank and Executive entered into the Second Executive Supplemental Retirement Income Agreement for Thomas Schneider (the “Original Agreement”) on the 1st day of September, 1998; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in deferred compensation arrangements, to comply with  its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, Code Section 409A and the final regulations issued thereunder in April of 2007 necessitate changes to the Original Agreement; and

WHEREAS, the Bank believes it is in the best interests of the Bank to amend and restate the Original Agreement in order to reinforce and reward Executive for his service and dedication to the continued success of the Bank and incorporate the changes required by the new tax laws; and

WHEREAS, the parties hereto desire to set forth the terms of the amended and restated Agreement and the continuing employment relationship of the Bank and Executive.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Accrued Benefit Account” shall be represented by the bookkeeping entries required to record the Executive’s (i) Phantom Contributions plus (ii) accrued interest, equal to the Interest Factor, earned to-date on such amounts. However, neither the existence of such bookkeeping entries nor the Accrued Benefit Account itself shall be deemed to create either a trust of any kind, or a fiduciary relationship between the Bank and the Executive or any Beneficiary.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Bank.

1.4	“Bank” means PATHFINDER BANK and any successor thereto.

1.5
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in Exhibit B of this Agreement to whom the deceased Executive’s benefits are payable. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, than the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no Children, then the Estate of the Executive will be deemed the Beneficiary.

1.6
“Benefit Age” means the Executive’s sixty-second (62nd) birthday. Notwithstanding the above, the Executive may, in his sole discretion, elect to Separate from Service on or after the Executive’s sixty-second (62nd) birthday and, in such event, the Executive’s age on such date shall constitute his “Benefit Age”; provided, however, that in the event of a Change in Control, followed within thirty-six (36) months by the Executive’s voluntary Separation from Service on or after his sixty-second birthday for one of the reasons set forth in Section 2.1(b)(2)(ii) below, the Executive’s termination shall not be considered a retirement for purposes of lowering the Executive’s Benefit Age.

1.7
“Benefit Eligibility Date” means the date on which the Executive is entitled to receive any benefit(s) pursuant to Section(s) III or V of this Agreement.  It shall be the first day of the month following the month in which the Executive attains his Benefit Age.

1.8	“Board of Directors” means the board of directors of the Bank.

1.9
“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, role, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.10	“Change in Control” shall mean and include the following with respect to the Mutual Holding Company, the Bank, or the Holding Company:

(i)
a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank, the Mutual Holding Company or the Holding Company, or a similar transaction in which the Bank, the Mutual Holding Company or the Holding Company is not the resulting entity; or

(ii)
individuals who constitute the board of directors of the Bank, the Mutual Holding Company or the Holding Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election was approved by the Holding Company’s nominating committee which is comprised of members of the Incumbent Board, shall be, for purposes of this clause (ii) considered as though he were a member of the Incumbent Board.

Notwithstanding the foregoing, a “Change in Control” of the Bank or the Holding Company shall not be deemed to have occurred if the Mutual Holding Company ceases to own at least 51% of all outstanding shares of stock of the Holding Company in connection with a liquidation of the Mutual Holding Company into the Holding Company or a conversion of the Mutual Holding Company from mutual to stock form.

In addition, “Change in Control” shall mean and include the following with respect to the Bank or the Holding Company in the event that the Mutual Holding Company converts to stock form or in the event that the Holding Company issues shares of its common stock to stockholders other than the Mutual Holding Company:

(1)
a change in control of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (hereinafter the “Exchange Act”); or

(2)
an acquisition of “control” as defined in the Home Owners Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control (collectively, the “HOLA”), as determined by the Board of Directors of the Bank or the Holding Company; or

(3)	at such time as:

(i)
any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) or “group acting in concert” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing Twenty Percent (20%) or more of the combined voting power of the Bank’s or Holding Company’s outstanding securities ordinarily having the right to vote at the elections of directors, except for any stock purchased by the Bank’s Employee Stock Ownership Plan and/or the trust under such plan; or

(ii)
a proxy statement is issued soliciting proxies from the stockholders of the Holding Company by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger, or consolidation of the Holding Company with one or more corporations as a result of which the outstanding shares of the class of the Holding Company’s securities are exchanged for or converted into cash or property or securities not issued by the Holding Company.

The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities. The term “acquire” means obtaining ownership, control, power to vote or sole power of disposition of stock, directly or indirectly or through one or more transactions or subsidiaries, through purchase, assignment, transfer, exchange, succession or other means, including (1) an increase in percentage ownership resulting from a redemption, repurchase, reverse stock split or a similar transaction involving other securities of the same class; and (2) the acquisition of stock by a group of persons and/or companies acting in concert which shall be deemed to occur upon the formation of such group, provided that an investment advisor shall not be deemed to acquire the voting stock of its advisee if the advisor (a) votes the stock only upon instruction from the beneficial owner and (b) does not provide the beneficial owner with advice concerning the voting of such stock. The term “security” includes nontransferable subscription rights issued pursuant to a plan of conversion, as well as a “security,” as defined in 15 U.S.C. §78c(2)(1); and the term “acting in concert” means (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Further, acting in concert with any person or company shall also be deemed to be acting in concert with any person or company that is acting in concert with such other person or company.

Notwithstanding the above definitions, the boards of directors of the Bank or the Holding Company, in their absolute discretion, may make a finding that a Change in Control of the Bank or the Holding Company has taken place without the occurrence of any or all of the events enumerated above.

1.11	“Children” means the Executive’s children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.12	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.13
“Contribution(s)” means those annual contributions which the Bank is required to make to the Retirement Income Trust Fund on behalf of the Executive in accordance with Subsection 2.1(a) and in the amounts set forth in Exhibit A of the Agreement.

1.14
“Disability Benefit” means the benefit payable to the Executive following a determination, in accordance with Section 6, that he is no longer able, properly and satisfactorily, to perform his duties at the Bank.

1.15	“Effective Date” of this restated Agreement shall be January 1, 2005.

1.16	“Estate” means the estate of the Executive.

1.17	“Interest Factor” means monthly compounding, discounting or annuitizing, as applicable, at a rate set forth in Exhibit A.

1.18
“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing on the first day of the month following the occurrence of the event which triggers distribution and continuing for one-hundred and eighty (180) months. Should the Executive make a Timely Election to receive a lump sum benefit payment, the Executive’s Payout Period shall be deemed to be one (1) month.

1.19
“Phantom Contributions” means those annual Contributions which the Bank is no longer required to make on behalf of the Executive to the Retirement Income Trust Fund. Rather, once the Executive has exercised the withdrawal rights provided for in Subsection 2.2, the Bank shall be required to record the annual amounts set forth in Exhibit A of the Agreement in the Executive’s Accrued Benefit Account, pursuant to Subsection 2.1.

1.20	“Plan Year” shall mean the calendar year.

1.21
“Retirement Age” means the Executive’s sixty-second (62nd) birthday provided, however, that the Executive’s actual Separation from Service from full-time employment may occur on or after the Executive attains age sixty-two (62) or at any later date mutually agreed upon by the parties.

1.22
“Retirement Income Trust Fund” means the trust fund account established by the Executive and into which annual Contributions will be made by the Bank on behalf of the Executive pursuant to Subsection 2.1. The contractual rights of the Bank and the Executive with respect to the Retirement Income Trust Fund shall be outlined in a separate writing to be known as the Thomas Schneider Grantor Trust agreement.

1.23
“Separation from Service” means Executive’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether thefacts and circumstances indicate that the Bank and the Executive reasonablyanticipated reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

1.24	“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.25
“Supplemental Retirement Income Benefit” means an annual amount (before taking into account federal and state income taxes), payable in monthly installments throughout the Payout Period. Such benefit is projected pursuant to the Agreement for the purpose of determining the Contributions to be made to the Retirement Income Trust Fund (or Phantom Contributions to be recorded in the Accrued Benefit Account). The annual Contributions and Phantom Contributions have been actuarially determined, using the assumptions set forth in Exhibit A, in order to fund for the projected Supplemental Retirement Income Benefit. The Supplemental Retirement Income Benefit for which Contributions (or Phantom Contributions) are being made (or recorded) is set forth in Exhibit A.

1.26
“Timely Election” means the Executive has made an election to change the form of his benefit payment(s) on or before December 31, 2008 by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of this Agreement). In the case of benefits payable from the Accrued Benefit Account, a Timely Election shall be made by filing with the Bank a Transition Year Election Form (Exhibit D of this Agreement), provided that such election is made on or before December 31, 2008.  In the case of benefits payable from the Retirement Income Trust Fund, such election may be made at any time.

SECTION II

BENEFITS-GENERALLY

2.1
(a)           Retirement Income Trust Fund and Accrued Benefit Account.  The Executive shall establish the Thomas Schneider Grantor Trust into which the Bank shall be required to make annual Contributions on the Executive’s behalf, pursuant to Exhibit A and this Section II of the Agreement. A trustee shall be selected by the Executive. The trustee shall maintain an account, separate and distinct from the Executive’s personal contributions, which account shall constitute the Retirement Income Trust Fund. The trustee shall be charged with the responsibility of investing all contributed funds. Distributions from the Retirement Income Trust Fund of the Thomas Schneider Grantor Trust may be made by the trustee to the Executive, for purposes of payment of any income or employment taxes due and owing on Contributions by the Bank to the Retirement Income Trust Fund, if any, and on any taxable earnings associated with such Contributions which the Executive shall be required to pay from year to year, under applicable law, prior to actual receipt of any benefit payments from the Retirement Income Trust Fund.  If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, the Bank’s obligation to make Contributions to the Retirement Income Trust Fund shall cease and the Bank’s obligation to record Phantom Contributions in the Accrued Benefit Account shall immediately continence pursuant to Exhibit A and this Section II of the Agreement.  To the extent this Agreement is inconsistent with the Thomas Schneider Grantor Trust Agreement, the Thomas Schneider Grantor Trust Agreement shall supersede this Agreement.

The annual Contributions (or Phantom Contributions) required to be made by the Bank to the Retirement Income Trust Fund (or recorded by the Bank in the Accrued Benefit Account) have been actuarially determined and are set forth in Exhibit A which is attached hereto and incorporated herein by reference. Contributions shall be made by the Bank to the Retirement Income Trust Fund (i) within seventy-five (75) days of establishment of such trust, and (ii) within the first thirty (30) days of the beginning of each subsequent Plan Year, unless this Section expressly provides otherwise. Phantom Contributions, if any, shall be recorded in the Accrued Benefit Account within the first thirty (30) days of the beginning of each applicable Plan Year, unless this Section expressly provides otherwise. Phantom Contributions shall accrue interest at a rate equal to the Interest Factor, during the Payout Period, until the balance of the Accrued Benefit Account has been fully distributed. Interest on any Phantom Contribution shall not commence until such Payout Period commences.

The Administrator shall review the schedule of annual Contributions (or Phantom Contributions) provided for in Exhibit A (i) within thirty (30) days prior to the close of each Plan Year and (ii) if the Executive is employed by the Bank until attaining Retirement Age, on or immediately before attainment of such Retirement Age. Such review shall consist of an evaluation of the accuracy of all assumptions used to establish the schedule of Contributions (or Phantom Contributions).  Provided that (i) the Executive has not exercised his withdrawal rights pursuant to Subsection 2.2 and (ii) the investments contained in the Retirement Income Trust Fund have been deemed reasonable by the Bank, the Administrator shall prospectively amend or supplement the schedule of Contributions provided for in Exhibit A should the Administrator determine during any such review that an increase in or supplement to the schedule of Contributions is necessary in order to adequately fund the Retirement Income Trust Fund so as to provide an annual benefit (or to provide the lump sum equivalent of such benefit, as applicable) equal to the Supplemental Retirement Income Benefit, on an after-tax basis, commencing at Benefit Age and payable for the duration of the Payout Period.

(b)           Withdrawal Rights Not Exercised.

(1)           Contributions Made Annually

If the Executive does not exercise any withdrawal rights pursuant to Subsection 2.2, the annual Contributions to the Retirement Income Trust Fund shall continue each year, unless this Subsection 2.1(b) specifically states otherwise, until the earlier of (i) the last Plan Year that Contributions are required pursuant to Exhibit A, or (ii) the Plan Year of the Executive’s termination of employment.

(2)           Termination Following a Change in Control

If the Executive does not exercise his withdrawal rights pursuant to Subsection 2.2 and a Change in Control occurs at the Bank, followed within thirty-six (36) months by either (i) the Executive’s involuntary termination of employment, or (ii) Executive’s voluntary termination of employment after: (A) a material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position the Executive held at the time of the Change in Control, (B) a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location prior to the Change in Control, or (C) a material reduction in the benefits and perquisites to the Executive from those being provided-at the time of the Change in Control, the Contribution set forth on Schedule A shall continue to be required of the Bank. The Bank shall be required to make an immediate lump sum contribution to the Retirement Income Trust Fund equal to (i) the full Contribution required for the Plan Year in which such termination occurs, if not yet made, plus (ii) the present value (computed using a discount rate equal to the Interest Factor) of all remaining Contributions to the Retirement Income Trust Fund; provided, however, in no event shall the Contribution be less than an amount which is sufficient to provide the Executive with after-tax benefits (assuming a constant tax rate equal to the rate in effect as of the date of Executive’s termination) beginning at his Benefit Age, equal in amount to that benefit which would have been payable to the Executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106.

(3)           Termination For Cause

If the Executive does not exercise his withdrawal rights pursuant to Subsection 2.2, and is terminated for Cause pursuant to Subsection 5.2, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no Contribution shall be required for the Plan Year in which such termination for Cause occurs.

(4)           Involuntary Termination of Employment

If the Executive does not exercise his withdrawal rights pursuant to Subsection 2.2, and the Executive’s employment with the Bank is involuntarily terminated for any reason, including a termination due. to disability of the Executive but excluding termination for Cause, or termination following a Change in Control within twenty-four (24) months of such Change in Control, within thirty (30) days of such involuntary termination of employment, the Bank shall be required to make an immediate lump sum Contribution to the Executive’s Retirement Income Trust Fund in an amount equal to the: (i) the full Contribution required for the Plan Year in which such involuntary termination occurs, if not yet made, plus (ii) the present value (computed using a discount rate equal to the Interest Factor) of all remaining Contributions to the Retirement Income Trust Fund; provided however, that, if necessary, an amount shall be contributed to the Retirement Income Trust Fund which is sufficient to provide the Executive with after tax benefits (assuming a constant tax rate equal to the rate in effect as of the date of the Executive’s termination) beginning at his Benefit Age, equal in amount to that benefit which would have been payable to the Executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106.

(5)           Death During Employment

If the Executive does not exercise any withdrawal rights pursuant to Subsection 2.2, and dies while employed by the Bank, and if, following the Executive’s death, the assets of the Retirement Income Trust Fund are insufficient to provide the Supplemental Retirement Income Benefit to which the Executive is entitled, the Bank shall be required to make a Contribution to the Retirement Income Trust Fund equal to the sum of the remaining Contributions set forth on Exhibit A, after taking into consideration any payments under any life insurance policies that may have been obtained on the Executive’s life by the Retirement Income Trust Fund. Such final contribution shall be payable in a lump sum to the Retirement Income Trust Fund within thirty (30) days of the Executive’s death.

(c)           Withdrawal Rights Exercised.

(1)           Phantom Contributions Made Annually

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, no further Contributions to the Retirement Income Trust Fund shall be required of the Bank. Thereafter, Phantom Contributions shall be recorded annually in the Executives Accrued Benefit Account within thirty (30) days of the beginning of each Plan Year, commencing with the first Plan Year following the Plan Year in which the Executive exercises his withdrawal rights. Such Phantom Contributions shall continue to be recorded annually, unless this Subsection 2.1(c) specifically states otherwise, until the earlier of (i) the last Plan Year that Phantom Contributions are required pursuant to Exhibit A, or (ii) the Plan Year of the Executive’s termination of employment.

(2)           Termination Following a Change in Control

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, Phantom Contributions shall commence in the Plan Year following the Plan Year in which the Executive first exercises his withdrawal rights. If a Change in Control occurs at the Bank, and within thirty-six (36) months of such Change in Control, the Executive’s employment is either (i) involuntarily terminated, or (ii) voluntarily terminated by the Executive after: (A) a material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position the Executive held at the time of the Change in Control, (B) a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location prior to the Change in Control, or (C) a material reduction in the benefits and perquisites to the Executive from those being provided at the time of the Change in Control, the Phantom Contribution set forth below shall be required of the Bank. The Bank shall be required to record a lump sum Phantom Contribution in the Accrued Benefit Account within ten (10) days of the Executive’s termination of employment. The amount of such final Phantom Contribution shall be actuarially determined based on the Phantom Contribution required, at such time, in order to provide a benefit via this Agreement equivalent to the Supplemental Retirement Income Benefit, on an after-tax basis, commencing on the Executive’s Benefit Eligibility Date and continuing for the duration of the Payout Period. (Such actuarial determination shall reflect the fact that amounts shall be payable from both the Accrued Benefit Account as well as the Retirement Income Trust Fund and shall also reflect the amount and timing of any withdrawal(s) made by the Executive from the Retirement Income Trust Fund pursuant to Subsection 2.2.)

(3)           Termination For Cause

If the Executive is terminated for Cause pursuant to Subsection 5.2, the entire balance of the Executive’s Accrued Benefit Account at the time of such termination, which shall include any Phantom Contributions which have been recorded plus interest accrued on such Phantom Contributions, shall be forfeited.

(4)           Involuntary Termination of Employment

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, and the Executive’s employment with the Bank is involuntarily terminated for any reason including termination due to disability of the Executive, but excluding termination for Cause, or termination following a Change in Control, within thirty (30) days of such involuntary termination of employment, the Bank shall be required to record a final Phantom Contribution in an amount equal to: (i) the full Phantom Contribution required for the Plan Year in which such involuntary termination occurs, if not yet made, plus (ii) the present value (computed using a discount rate equal to the Interest Factor) of all remaining Phantom Contributions.

(5)           Death During Employment

If the Executive exercises his withdrawal rights pursuant to Subsection 2.2, and dies while employed by the Bank, Phantom Contributions included on Exhibit A shall be required of the Bank. Such Phantom Contributions shall commence in the Plan Year following the Plan Year in which the Executive exercises his withdrawal rights and shall continue through the Plan Year in which the Executive dies. The Bank shall also be required to record a final Phantom Contribution within thirty (30) days of the Executive’s death. The amount of such final Phantom Contribution shall be actuarially determined based on the Phantom Contribution required at such time (if any), in order to provide a benefit via this Agreement equivalent to the Supplemental Retirement Income Benefit commencing within thirty (30) days of the date the Administrator receives notice of the Executive’s death and continuing for the duration of the Payout Period. (Such actuarial determination shall reflect the fact that amounts shall be payable from the Accrued Benefit Account as well as the Retirement Income Trust Fund and shall also reflect the amount and timing of any withdrawal(s) made by the Executive pursuant to Subsection 2.2).

2.2	Withdrawals From Retirement Income Trust Fund.

Exercise of withdrawal rights by the Executive pursuant to the Thomas Schneider Grantor Trust agreement shall terminate the Bank’s obligation to make any further Contributions to the Retirement Income Trust Fund, and the Bank’s obligation to record Phantom Contributions pursuant to Subsection 2.1(c) shall commence. For purposes of this Subsection 2.2, “exercise of withdrawal rights” shall mean those withdrawal rights to which the Executive is entitled under Article III of the Thomas Schneider Grantor Trust Agreement and shall exclude any distributions made by the trustee of the Retirement Income Trust Fund to the Executive for purposes of payment of income taxes in accordance with Subsection 2.1 of this Agreement and the tax reimbursement formula contained in the trust document, or other trust expenses properly payable from the Thomas Schneider Grantor Trust pursuant to the provisions of the trust document.

2.3	Benefits Payable From Retirement Income Trust Fund.

Notwithstanding anything else to the contrary in this Agreement, in the event that the trustee of the Retirement Income Trust Fund purchases a life insurance policy with the Contributions to and, if applicable, earnings of the Trust, and such lift insurance policy is intended to continue in force beyond the Payout Period for the disability or retirement benefits payable from the Retirement Income Trust Fund pursuant to this Agreement, then the trustee shall have discretion to determine the portion of the cash value of such policy available for purposes of annuitizing the Retirement Income Trust Fund (it being understood that for purposes of this Section 2.3, “annuitizing” does not mean surrender of such policy and annuitizing of the cash value received upon such surrender) to provide the disability or retirement benefits payable under this Agreement, after taking into consideration the amounts reasonably believed to be required in order to maintain the cash value of such policy to continue such policy in effect until the death of the Executive and payment of death benefits thereunder.

SECTION III

RETIREMENT BENEFIT

3.1	(a) Normal form of payment.

If (i) the Executive is employed with the Bank until reaching his Retirement Age, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 3.1(a) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Executive’s Benefit Eligibility Date. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Executive (or his Beneficiary) shall distribute the excess amounts attributable to the greater-than expected rate of return. The Executive may at anytime during the Payout Period request to receive the unpaid balance of his Retirement Income Trust Fund in a lump sum payment. If such a lump sum payment is requested by the Executive, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive gives notice to both the Administrator and trustee in writing. Such lump sum payment shall be payable within thirty (30) days of such notice. In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all monthly payments due and owing hereunder, (i) the trustee of the Retirement Income Trust Fund shall pay to the Executive’s Beneficiary the monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period, or (ii) the Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be payable within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period.  Such benefit payments shall commence on the Executive’s Benefit Eligibility Date.  Notwithstanding the foregoing, in the event the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, any payments of the Executive’s Accrued Benefit Account to which Executive is entitled for the first six months following Separation from Service shall be held and shall be paid to the Executive on the first day of the seventh month following the Executive’s Benefit Age.  In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, (i) the Bank shall pay to the Executive’s Beneficiary the same monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

(b)           Alternative payout option.

If (i) the Executive is employed with the Bank until reaching his Retirement Age, and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 3.1(b) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the Executive’s Benefit Age, shall be paid to the Executive in a lump sum on his Benefit Eligibility Date. In the event the Executive dies after becoming eligible for such payment (upon attainment of his Benefit Age), but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 3.1(b) within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

The balance of the Executive’s Accrued Benefit Account (if applicable), measured as of the Executive’s Benefit Age, shall be paid to the Executive in a lump sum on his Benefit Eligibility Date.  Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, such payment of the balance of the Executive’s Accrued Benefit Account shall be made to the Executive on the first day of the seventh month following the Executive’s Benefit Age.  In the event the Executive dies after becoming eligible for such payment (upon attainment of his Benefit Age), but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 3.1(b) within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

3.2
Additional Death Benefit - Burial Expense. In addition to the above-described benefits, upon the Executive’s death, the Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand Dollars ($10,000.00). This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Executive. Such benefit shall be payable within thirty (30) days of the Executive’s death. The Executive’s Beneficiary shall not be entitled to such benefit if the Executive is removed for Cause prior to death.  Notwithstanding anything in this Section 3.2 to the contrary, if the Executive is also a participant in any other Trustee Deferred Compensation Agreement or an Executive Deferred Compensation Agreement under which an additional $10,000 death benefit for burial expenses is being paid, no additional death benefit shall be paid under this Section 3.2.

SECTION IV

PRE-RETIREMENT DEATH BENEFIT

4.1	(a) Normal form of payment.

If (i) the Executive dies while employed by the Bank, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 4.1(a) shall be controlling with respect to pre-retirement death benefits.

The balance of the Executive’s Retirement Income Trust Fund, measured as of the later of (i) the Executive’s death, or (ii) the date any final lump sum Contribution is made pursuant to Subsection 2.1(b), shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefits shall commence within thirty (30) days of the date of the Executive’s death. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Executive’s Beneficiary shall distribute the excess amounts attributable to the greater-than-expected rate of return. The Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in a lump sum payment.  If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death.  Such lump sum payment shall be made within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the later of (i) the Executive’s death or (ii) the date any final lump sum Phantom Contribution is recorded in the Accrued Benefit Account pursuant to Subsection 2.1(c), shall be annuitized (using the Interest Factor) into monthly installments and shall be payable to the Executive’s Beneficiary for the Payout Period. Such benefit payments shall commence within thirty (30) days of the date the Executive’s death, or if later, within thirty (30) days after any final lump sum Phantom Contribution is recorded in the Accrued Benefit Account in accordance with Subsection 2.1(c), provided that payment commences within two and one-half months immediately following the taxable year of the Executive’s death.

(b)           Alternative payout option.

If (i) the Executive dies while employed by the Bank, and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 4.1(b) shall be controlling with respect to pre-retirement death benefits.

The balance of the Executive’s Retirement Income Trust Fund, measured as of the later of (i) the Executive’s death, or (ii) the date any final lump sum Contribution is made pursuant to Subsection 2.1(b), shall be paid to the Executive’s Beneficiary in a lump sum within thirty (30) days of the date of the Executive’s death.

The balance of the Executive’s Accrued Benefit Account (if applicable), measured as of the later of (i) the Executive’s death, or (ii) the date any final Phantom Contribution is recorded pursuant to Subsection 2.1(c), shall be paid to the Executive’s Beneficiary in a lump sum within thirty (30) days of the date of the Executive’s death.

SECTION V

BENEFIT(S) IN THE EVENT OF TERMINATION OF SERVICE

PRIOR TO RETIREMENT AGE

5.1
Voluntary or Involuntary Termination of Service Other Than for Cause.  In the event the Executive’s service with the Bank is voluntarily or involuntarily terminated prior to Retirement Age, for any reason including a Change in Control, but excluding (i) any disability related termination for which the Board of Directors has approved early payment of benefits pursuant to Subsection 6.1, (ii) the Executive’s pre-retirement death, which shall be covered in Section IV, or (iii) termination for Cause, which shall be covered in Subsection 5.2, the Executive (or his Beneficiary) shall be entitled to receive benefits in accordance with this Subsection 5.1. Payments of benefits pursuant to this Subsection 5.1 shall be made in accordance with Subsection 5.1 (a) or 5.1 (b) below, as applicable.

(a)           Normal form of payment.

(1)           Executive Lives Until Benefit Age

If (i) after such termination, the Executive lives until attaining his Benefit Age, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 5.1(a)(1) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such payments shall commence on the Executive’s Benefit Eligibility Date. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Executive (or his Beneficiary) shall distribute the excess amounts attributable to the greater-than-expected rate of return. The Executive may at anytime during the Payout Period request to receive the unpaid balance of his Retirement Income Trust Fund in a lump sum payment. If such a lump sum payment is requested by the Executive, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive gives notice to both the Administrator and trustee in writing. Such lump sum payment shall be payable within thirty (30) days of such notice. In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all monthly payments due and owing hereunder, (i) the trustee of the Retirement Income Trust Fund shall pay to the Executive’s Beneficiary the monthly installments (or a continuation of the monthly installments if they have already commenced) for the balance of months remaining in the Payout Period, or (ii) the Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be made within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the Executive’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Executive’s Benefit Eligibility Date. In the event the Executive dies at any time after attaining his Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, (i) the Bank shall pay to the Executive’s Beneficiary the same monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

(2)           Executive Dies Prior to Benefit Age

If (i) after such termination, the Executive dies prior to attaining his Benefit Age, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 5.1(a)(2) shall be controlling with respect to retirement benefits.  The Retirement Income Trust Fund, measured as of the date of the Executive’s death, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period.  Such payments shall commence within thirty (30) days  of the Executive’s death.  Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Executive’s Beneficiary shall distribute the excess amounts attributable to the greater than-expected rate of return. The Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Retirement Income Trust Fund in the form of a lump sum payment. If a lump sum payment is requested by the Beneficiary, payment of the balance of the Retirement Income Trust Fund in such lump sum form shall be made only if the Executive’s Beneficiary notifies both the Administrator and trustee in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment shall be made within thirty (30) days of such notice.

The Executive’s Accrued Benefit Account (if applicable), measured as of the date of the Executive’s death, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period.  Such payments shall commence within thirty (30) days of the Executive’s death.

(b)           Alternative Payout Option.

If (i) after such termination, the Executive lives until attaining his Benefit Age, and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 5.1(b)(1) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the Executive’s Benefit Age, shall be paid to the Executive in a lump sum on his Benefit Eligibility Date. In the event the Executive dies after becoming eligible for such payment (upon attainment of his Benefit Age), but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 5.1(b)(1) within thirty (30) days of the date of the Executive’s death.

The balance of the Executive’s Accrued Benefit Account (if applicable), measured as of the Executive’s Benefit Age, shall be paid to the Executive in a lump sum on his Benefit Eligibility Date.  In the event the Executive dies after becoming eligible for such payment (upon attainment of his Benefit Age), but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 5.1(b)(1) within thirty (30) days of the date of the Executive’s death.

(2)           Executive Dies Prior to Benefit Age

If (i) after such termination, the Executive dies prior to attaining his Benefit Age, and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 5.1(b)(2) shall be controlling with respect to pre-retirement death benefits.

The balance of the Retirement Income Trust Fund, measured as of the date of the Executive’s death, shall be paid to the Executive’s Beneficiary within thirty (30) days of the date of the Executive’s death.

The balance of the Executive’s Accrued Benefit Account (if applicable), measured as of the date of the Executive’s death, shall be paid to the Executive’s Beneficiary within thirty (30) days of the Executive’s death.

5.2	Termination For Cause.

If the Executive is terminated for Cause, all benefits under this Agreement, other than those which can be paid from previous Contributions to the Retirement Income Trust Fund (and earnings on such Contributions), shall be forfeited.  Furthermore, no further Contributions (or Phantom Contributions, as applicable) shall be required of the Bank for the year in which such termination for Cause occurs (if not yet made). The Executive shall be entitled to receive a benefit in accordance with this Subsection 5.2.  The balance of the Executive’s Retirement Income Trust Fund shall be paid to the Executive in a lump sum on his Benefit Eligibility Date.  In the event the Executive dies prior to his Benefit Eligibility Date, his Beneficiary shall be entitled to receive the balance of the Executive’s Retirement Income Trust.

SECTION VI

DISABILITY BENEFIT

If the Executive’s service is terminated prior to Retirement Age due to a disability which meets the criteria set forth below, the Executive will receive the Disability Benefit in lieu of the retirement benefit(s) available pursuant to Section 5.1 (which is (are) not available prior to the Executive’s Benefit Eligibility Date).

In any instance in which (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) the Executive is determined to be totally disabled by the Social Security Administration., the Executive shall be entitled to the following lump sum benefit(s). The lump sum benefit(s) to which the Executive is entitled shall include: (i) the balance of the Retirement Income Trust Fund, plus (ii) the balance of the Accrued Benefit Account (if applicable). The benefit(s) shall be paid within thirty (30) days following the date of the Executive is determined to be disabled. In the event the Executive dies after becoming eligible for such payment(s) but before the actual payment(s) is (are) made, his Beneficiary shall be entitled to receive the benefit(s) provided for in this Section 6 within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

SECTION VII

BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of this Agreement and shall have the right to change such designation, at any subsequent time, by submitting to (i) the Administrator, and (ii) the trustee of the Retirement Income Trust Fund, in substantially the form attached as Exhibit B to this Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of this Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VIII

NON-COMPETITION

8.1	Non-Competition During Employment.

In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Executive hereby agrees that, for as long as he remains employed by the Bank, he will devote substantially all of his time, skill, diligence and attention to the business of the Bank, and will not actively engage, either directly or indirectly, in any business or other activity which is, or may be deemed to be, in any way competitive with or adverse to the best interests of the business of the Bank, unless the Executive has the prior express written consent of the Bank.

8.2	Breach of Non-Competition Clause.

(a)           Continued Employment Following Breach.

In the event (i) any material breach by the Executive of the agreements and covenants described in Subsection 8.1 occurs, and (ii) the Executive continues employment at the Bank following such breach, all further Contributions to the Retirement Income Trust Fund (or Phantom Contributions recorded in the Accrued Benefit Account) shall immediately cease, and all benefits under this Agreement, other than those which can be paid from previous Contributions to the Retirement Income Trust Fund (and earnings on such Contributions), shall be forfeited. The Executive (or his Beneficiary) shall be entitled to receive a benefit from the Retirement Income Trust Fund in accordance with Subpart (1) or (2) below, as applicable.

(1)           Executive Lives Until Benefit Age

If, following such breach, the Executive lives until attaining his Benefit Age, he shall be entitled to receive a benefit from the Retirement Income Trust Fund in accordance with this Subsection 8.2(a)(1).  The balance of the Retirement Income Trust Fund, measured as of the Executive’s Benefit Age, shall be paid to the Executive in a lump sum on his Benefit Eligibility Date.  In the event the Executive dies after attaining his Benefit Age but before actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 8.2(a)(l) within thirty (30) days of the date of the Executive’s death.

(2)           Executive Dies Prior to Benefit Age.

If, following such breach, the Executive dies prior to attaining his Benefit Age, his Beneficiary shall be entitled to receive a benefit from the Retirement Income Trust Fund in accordance with this Subsection 8.2 (a)(2). The balance of the Retirement Income Trust Fund, measured as of the date of the Executive’s death, shall be paid to the Executive’s Beneficiary in a lump sum within thirty (30) days of the date of the Executive’s death.

(b)           Termination of Employment Following Breach.

In the event (i) any material breach by the Executive of the agreements and covenants described in Subsection 8.1 occurs, and (ii) the Executive’s employment with the Bank is terminated due to such breach, such termination shall be deemed to be for Cause and the benefits payable to the Executive shall be paid in accordance with Subsection 5.2 of this Agreement.

8.3	Non-Competition Following Employment.

Executive further understands and agrees that, following Executive’s termination of employment, the Bank’s obligation, if any, to make payments to the Executive from the Accrued Benefit Account shall be conditioned on the Executive’s forbearance from actively engaging, either directly or indirectly in any business or other activity which is, or may be deemed to be, in any way competitive with or adverse to the best interests of the Bank, unless the Executive has the prior written consent of the Bank. In the event of the Executive’s breach of the covenants and agreements contained herein, further payments to the Executive from the Accrued Benefit Account, if any, shall cease and Executive’s rights to amounts credited to the Accrued Benefit Account shall be forfeited.

SECTION IX

EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments or amounts so specified under this Agreement. The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, unless such asset is contained in the rabbi trust described in Section XII of this Agreement. Any such asset shall be and remain, a general, unpledged asset of the Bank in the event of the Bank’s insolvency.

SECTION X

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement, other than those Contributions required to be made to the Retirement Income Trust Fund. The Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to replace such assets from time to time or to terminate its investment in such assets at any time, in whole or in part. At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION XI

ACT PROVISIONS

11.1
Named Fiduciary and Administrator. The Bank, as Administrator, shall be the Named Fiduciary of this Agreement. As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

11.2
Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION XII

MISCELLANEOUS

12.1
No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Agreement.

12.2
State Law. The Agreement is established under, and will be construed according to, the laws of the state of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

12.3
Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

12.4
Incapacity of Recipient. In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

12.5
Unclaimed Benefit. The Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Executive is not made known to the Bank as of the date upon which any payment of any benefits from the Accrued Benefit Account may first be made, the Bank shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Beneficiary. If the location of the Executive’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of the Executive’s Accrued Benefit Account provided for such Executive and/or Beneficiary under this Agreement.

12.6
Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

12.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

12.8
Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

12.9
Suicide. Notwithstanding anything to the contrary in this Agreement, if the Executive’s death results from suicide, whether sane or insane, within twenty-six (26) months after September 1, 1998, all further Contributions to the Retirement Income Trust Fund (or Phantom Contributions recorded in the Accrued Benefit Account) shall thereupon cease, and no Contribution (or Phantom Contribution) shall be made by the Bank to the Retirement Income Trust Fund (or recorded in the Accrued Benefit Account) in the year such death resulting from suicide occurs (if not yet made). All benefits other than those available from previous Contributions to the Retirement Income Trust Fund under this Agreement shall be forfeited, and this Agreement shall become null and void. The balance of the Retirement Income Trust Fund, measured as of the Executive’s date of death, shall be paid to the Beneficiary within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

12.10
Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

12.11	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

12.12
Establishment of a Rabbi Trust. The Bank shall establish a rabbi trust into which the Bank shall contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” (as defined in such rabbi trust agreement), until the contributed assets are paid to the Executive and/or his Beneficiary in such manner and at such times as specified in this Agreement. It is the intention of the Bank that the contribution or contributions to the rabbi trust shall provide the Bank with a source of funds to assist it in meeting the liabilities of this Agreement.

12.13
Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank or the assets of the rabbi trust, to the extent made from the Accrued Benefit Account.

12.14
Tax Withholding and Code Section 409A Taxes With Respect to the Accrued Benefit Account.  Any distribution under this Agreement from the Executive’s Accrued Benefit Account shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Agreement shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

12.15
Acceleration of Payments from the Accrued Benefit Account. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder from the Executive’s Accrued Benefit Account.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

SECTION XIII

AMENDMENT/PLAN TERMINATION

13.1
Amendment or Plan Termination. This Agreement shall not be amended, modified or terminated at any time, in whole or part, without the mutual written consent of the Executive and the Bank, and such mutual consent shall be required even if the Executive is no longer employed by the Bank. No amendment, modification or termination of the Agreement by the Bank shall directly or indirectly deprive the Executive of all or any portion of the Executive’s Retirement Income Trust Fund (and Accrued Benefit Account, if applicable) as of the effective date of the resolution amending or terminating the Agreement.

13.2
Executive’s Right to Payment Following Plan Termination. In the event of a termination of the Agreement, with respect to the Executive’s Retirement Income Trust Fund, the Executive shall be entitled to the balance, if any, of his Retirement Income Trust Fund.  However, if such termination is done in anticipation of or pursuant to a “Change in Control,” such balance(s) shall include the final Contribution made (or recorded) pursuant to Subsection 2.1(b)(2) (or 2.1(c)(2)).  Payment of the balance(s) of the Executive’s Retirement Income Trust Fund shall not be dependent upon his continuation of employment with the Bank following the termination date of the Agreement. Payment of the balance(s) of the Executive’s Retirement Income Trust Fund shall be made in a lump sum within thirty (30) days of the date of termination of the Agreement.  Notwithstanding the foregoing, in the event of a termination of the Agreement, with respect to the Executive’s Accrued Benefit Account (if applicable), the Agreement shall cease to operate and the Bank shall pay out to the Executive the balance or his Accrued Benefit Account only upon the following circumstances and conditions:

(a)
The Bank may terminate the Agreement within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
The Bank may terminate the Agreement within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)
The Bank may terminate the Agreement provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section 1.409A-1(c) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

SECTION XIV

EXECUTION

14.1
This Agreement and the Thomas Schneider Grantor Trust Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement and the Thomas Schneider Grantor Trust Agreement.

14.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Bank and the Executive have caused this Agreement to be executed on the day and date first above written.

:		PATHFINDER BANK:

	By:	/s/ Thomas W. Schneider

12/23/08		President & CEO
DATE		(Title)

:		EXECUTIVE:

12/23/08		/s/ Thomas W. Schneider
DATE		Thomas Schneider

CONDITIONS, ASSUMPTIONS,
AND
SCHEDULE OF CONTRIBUTIONS AND PHANTOM CONTRIBUTIONS

1.	Interest Factor - for purposes of

a.	the Accrued Benefit Account - shall be six percent (6%) per annum, compounded monthly.

b.
the Retirement Income Trust Fund - for purposes of annuitizing the balance of the Retirement Income Trust Fund over the Payout Period, the trustee of the Thomas Schneider Grantor Trust shall exercise discretion in selecting the appropriate rate given the nature of the investments contained in the Retirement Income Trust Fund and the expected return associated with the investments. For these purposes, if the trustee of the Retirement Income Trust Fund has purchased a life insurance policy, the trustee shall have the discretion to determine the portion of the cash value of such policy available for purposes of annuitizing the Retirement Income Trust Fund, in accordance with Section 2.3 of the Agreement.

2.
The amount of the annual Contributions (or Phantom Contributions) to the Retirement Income Trust Fund (or Accrued Benefit Account) has been based on the annual incremental accounting accruals which would be required of the Bank through the earlier of the Executive’s death or Retirement Age, (i) pursuant to APB Opinion No. 12, as amended by FAS 106 and (ii) assuming a discount rate equal to six percent (6%) per annum, in order to provide the unfunded, non-qualified Supplemental Retirement Income Benefit.

3.
Supplemental Retirement Income Benefit means an actuarially determined annual amount equal to Seventy One Thousand One Hundred Forty-nine Dollars ($71,149) at age 62 if paid entirely from the Accrued Benefit Account or Forty Four Thousand Four Hundred Eighty-nine Dollars ($44,489) at age 62 if paid from the Retirement Income Trust Fund.

The Supplemental Retirement Income Benefit:

•
the definition of Supplemental Retirement Income Benefit has been incorporated into the Agreement for the sole purpose of actuarially establishing the amount of annual Contributions (or Phantom Contributions) to the Retirement Income Trust Fund (or Accrued Benefit Account). The amount of any actual retirement, pre-retirement or disability benefit payable pursuant to the Agreement will be a function of (i) the amount and timing of Contributions (or Phantom Contributions) to the Retirement Income Trust Fund (or Accrued Benefit Account) and (u) the actual investment experience of such Contributions (or the monthly compounding rate of Phantom Contributions).

4.	Schedule of Annual Gross Contributions/Phantom Contributions

Plan Year	Amount

1998	17,623
1999	8,264
2000	9,217
2001	10,255
2002	11,387
2003	12,619
2004	13,960
2005	15,418
2006	17,003
2007	18,724
2008	20,594
2009	22,623
2010	24,823
2011	27,209
2012	29,796
2013	32,597
2014	36,631
2015	38,915
2016	42,469
2017	46,312
2018	50,469
2019	54,962
2020	59,817
2021	65,063
2022	61,064

AMENDED AND RESTATED

SECOND EXECUTIVE SUPPLEMENTAL RETIREMENT

INCOME AGREEMENT

BENEFICIARY DESIGNATION

The Executive, under the teams of the Executive Supplemental Retirement Income Agreement executed by the Bank, dated the 1st day of January 2005, hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Agreement, following his death:

PRIMARY BENEFICIARY:  Joy Ann Schneider

SECONDARY BENEFICIARY:  Thomas J. Schneider, Matthew R. Schneider, James A. Schneider, per stirpes

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

Such Beneficiary Designation is revocable.

DATE: December 23, 2008

/s/ Edward Mervine	/s/ Thomas W. Schneider
(WITNESS)	EXECUTIVE

/s/ Tonya Crisafulli
(WITNESS)
AMENDED AND RESTATED

SECOND EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

NOTICE OF ELECTION TO CHANGE FORM OF PAYMENT

TO:           Bank

Attention:

I hereby give notice of my election to change the form of payment of my Supplemental Retirement Income Benefit from my Retirement Income Trust Fund, as specified below.  I understand that such notice, in order to be effective, must be submitted in accordance with the time requirements described in my Executive Supplemental Retirement Agreement.  I understand that this form is not applicable to my Accrued Benefit Account.

⁪	I hereby elect to change the form of payment of my benefits from monthly installments throughout my Payout Period to a lump sum benefit payment.

⁪
I hereby elect to change the form of payment of my benefits from a lump sum benefit payment to monthly installments throughout my Payout Period.  Such election hereby revokes my previous notice of election to receive a lump sum form of benefit payments.

Executive

Date

Acknowledged
By:

Title:

Date:	________________________________________

AMENDED AND RESTATED

SECOND EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

TRANSITION YEAR ELECTION FORM

Instructions:  you have a limited period of time to use this Transition Year Election Form to elect to change the form of payment of your Supplemental Retirement Income Benefit from your Accrued Benefit Account, as specified below.

Due to IRS rules, you must complete this form no later than December 31, 2008.  If you elect to change the form of payment of your Supplemental Retirement Income Benefit from your Accrued Benefit Account, you may not use this election form to change the form of payment with respect to benefits that are scheduled to be paid to you in 2008, or otherwise to cause your benefits to be paid  to you in 2008.

⁪	I hereby elect to change the form of payment of my benefits from my Accrued Benefit Account from monthly installments throughout my Payout Period to a lump sum benefit payment.

⁪
I hereby elect to change the form of payment of my benefits from my Accrued Benefit Account from a lump sum benefit payment to monthly installments throughout my Payout Period.  Such election hereby revokes my previous notice of election to receive a lump sum form of benefit payments.

Executive

Date

Acknowledged
By:

Title:

Date: ________________________________________